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                                                                     EXHIBIT D-1

                    BEFORE THE ARIZONA CORPORATION COMMISSION




WILLIAM A. MUNDELL
         CHAIRMAN

JIM IRVIN
         COMMISSIONER

MARC SPITZER
         COMMISSIONER


     IN THE MATTER OF THE JOINT APPLICATION OF       )
CITIZENS COMMUNICATIONS COMPANY AND UNISOURCE        )
ENERGY CORPORATION FOR THE APPROVAL OF THE SALE OF   )   DOCKET NO:_____________
CERTAIN ELECTRIC UTILITY AND GAS UTILITY ASSETS IN   )
ARIZONA, THE TRANSFER OF CERTAIN CERTIFICATES OF     )   JOINT APPLICATION
CONVENIENCE AND NECESSITY FROM CITIZENS              )
COMMUNICATIONS COMPANY TO UNISOURCE ENERGY           )
CORPORATION, THE APPROVAL OF THE FINANCING FOR THE   )
TRANSACTIONS AND OTHER RELATED MATTERS.              )
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         UniSource Energy Corporation, an Arizona corporation ("UniSource"), on behalf of itself, Tucson Electric Power Company ("TEP") and UniSource's designated affiliate or affiliates (collectively, "UniSource"), and Citizens Communications Company ("Citizens"), a Delaware corporation, respectfully submit this Joint Application pursuant to A.R.S. ss.ss. 40-282, 40-285, 40-301 et seq., and A.A.C. R14-2-801 et seq.

         Through this Joint Application, Citizens, an Arizona public service corporation and a certified provider of electric and gas service to Arizona customers, seeks approval from the Arizona Corporation Commission ("Commission") to transfer to UniSource its Certificates of Convenience and Necessity ("Certificates") to provide gas and electric service in Arizona and certain of

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its Arizona assets related to its electric and gas utility business. UniSource and TEP further seek approval of the financing of this transaction pursuant to A.R.S. ss. 40-301 et seq. and A.A.C. R14-2-801 et seq. In addition, Citizens and UniSource (collectively, "Joint Applicants") request the consolidation with this Joint Application of Citizens pending gas rate case (Docket No. G-01032A-02-0598) ("Gas Rate Case") and its purchased power and fuel adjustment clause case (Docket No. E-01032C-00-0751) ("PPFAC Case"). Resolution of the PPFAC Case and the Gas Rate Case is critical to this transaction. The parties cannot consummate this transaction unless and until these two related cases have been resolved.

         The transactions contemplated in this Joint Application should be approved for a number of reasons:

         o Significant gas and electric facilities, operations and customers in both northern and southern Arizona will now be the responsibility of UniSource, an Arizona-based company that is well known, accessible and held in high regard by the community. UniSource is experienced in providing quality utility service to Arizona citizens.

         o UniSource will retain substantially all the Arizona-based employees of Citizens, which will minimize any negative economic impact of this transaction. The retention of employees highlights the fact that this transaction is not motivated primarily by economies of scale but rather by UniSource's desire to expand its Arizona presence in its core business, and Citizens' desire to exit the electric and gas industry and focus on telecommunications.

         o UniSource will create a separate subsidiary or subsidiaries to operate the Citizens gas and electric facilities. TEP will not own or operate the Citizens facilities, and TEP's service and financial condition will not be impaired by this transaction.


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         o This transaction will allow Citizens to focus on its
telecommunications business consistent with its corporate plan and strategy. Citizens will devote its resources to its telecommunication customers in Arizona and elsewhere, which will result in continued quality of service.

         o This transaction will facilitate the resolution of the long-standing PPFAC Case. UniSource is willing to forego the PPFAC balance in existence at the time of closing, which as of September 2002 stood at $117 million and will be approximately $138 million in July 2003, if a PPFAC base rate of $0.07019 per kWh is adopted based on the current Pinnacle West - Citizens contract.

         o Although a gas rate increase is necessary due to substantial new investment in facilities, this transaction will result in a reduction in the 28.93% requested increase proposed by Citizens. UniSource's pre-filed testimony will provide the support for the lowered gas rate increase.

         Joint Applicants respectfully request that the Commission expedite its consideration in this matter so that the parties may consummate this transaction in July 2003. The purchase price is reduced if the transaction closes by July 28, 2003. UniSource will share these savings with its customers if this transaction is approved and closed by the July deadline.

I.   BACKGROUND

         Citizens is duly qualified to do business in Arizona, and, through its operating divisions and subsidiaries, provides telecommunications, electric, gas, water, and wastewater services in twenty-one states, including Arizona. Citizens is incorporated in Delaware and a copy of its certificate of incorporation is attached as Exhibit A to this Joint Application. A copy of Citizens authority to transact business in Arizona is attached as Exhibit B to this Joint Application.


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         In Arizona, Citizens is certificated to provide electric service to the majority of Mohave County and all of Santa Cruz County. Currently, Citizens, through its Arizona Electric Division, serves approximately 77,500 total customers in Mohave County and Santa Cruz County. Citizens is also certificated to provide gas service in certain portions of Mohave County, Yavapai County, Coconino County, Navajo County, Greenlee County, Apache County and Santa Cruz County. Citizens, through its Arizona Gas Division, currently serves approximately 125,000 customers in its certificated areas.

         UniSource, the parent company of TEP, is duly qualified to do business in Arizona. TEP currently serves more than 360,000 customers in southern Arizona. UniSource is incorporated in Arizona and a copy of its certificate of incorporation is attached as Exhibit C to this Joint Application.

II.  THE TRANSACTIONS

         Citizens and UniSource entered into an Asset Purchase Agreement dated October 29, 2002, relating to the purchase of Citizens' electric utility business in Arizona ("Electric Agreement"). On the same date, Citizens and UniSource entered into an Asset Purchase Agreement relating to Citizens' gas utility business in Arizona ("Gas Agreement"). Through this Joint Application, Citizens and UniSource seek the approval of the transactions contemplated in the Electric Agreement and the Gas Agreement.

     A.  ELECTRIC AGREEMENT

         Under the terms of the Electric Agreement, and subject to the satisfaction of the conditions contained in the Electric Agreement, which includes the Commission's approval, Citizens will transfer to UniSource its assets (subject to certain stated exceptions) used in connection with or otherwise necessary for the conduct of its electric utility business in Arizona. These assets include, but are not limited to, real property and real property leases, accounts receivable, machinery and other equipment, certain assigned agreements, Citizens' Certificates to provide electric service and other


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transferable permits, and certain other assets related to its Arizona electric utility business ("Electric Assets"). UniSource has agreed to pay Citizens $92 million, plus or minus any adjustments set forth in the Section 3.3 of the Electric Agreement, in exchange for the transfer of the Electric Assets.(1)

     B.  GAS AGREEMENT

         Under the terms of the Gas Agreement, and subject to the satisfaction of the conditions contained in the Gas Agreement, which includes the Commission's approval, Citizens will transfer to UniSource its assets (subject to certain stated exceptions) used in connection with or otherwise necessary for the conduct of its gas utility business in Arizona. The Gas Assets include, but are not limited to, real property and real property leases, accounts receivable, machinery and other equipment, certain assigned agreements, Citizens' Certificates to provide gas service and other transferable permits, and certain other assets related to its gas utility business in Arizona ("Gas Assets"). UniSource has agreed to pay Citizens $138 million, plus or minus any adjustments set forth in the Section 3.3 of the Gas Agreement, in exchange for the transfer of these Gas Assets.(2)

III. BASIS FOR THE TRANSACTIONS

         As Citizens has stated in prior filings with the Commission, Citizens' current strategy in Arizona is to focus on the provision of telecommunications service. See Direct Testimony of Daniel McCarthy, filed with this Joint Application. In connection with this strategy, Citizens has entered into the Electric Agreement and the Gas Agreement with UniSource to sell its electric and gas utility business in Arizona. Prior to entering into the Electric and Gas Agreements, Citizens divested itself of all of its water and wastewater assets

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(1) Joint Applicants have attached the Electric Agreement as Exhibit D but not the voluminous schedules and exhibits. Joint Applicants will furnish a copy of the schedules and exhibits to the Commission Staff and intervenors upon request.

(2) Joint Applicants have attached the Gas Agreement as Exhibit E but not the voluminous schedules and exhibits. Joint Applicants will furnish a copy of the schedules and exhibits to the Commission Staff and intervenors upon request.

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in Colorado and Louisiana, and its electric utility assets in Hawaii. These sales and the proposed transactions with UniSource will allow Citizens to better focus on its telecommunications business and on providing quality service to users of these services in Arizona.

         UniSource is the holding company for TEP and has amassed expertise in the provision of energy services to residential, commercial, and industrial customers in Arizona. This expertise will allow UniSource to effectively and efficiently serve Citizens' electric and gas utility customers in southern and northern Arizona. As an Arizona-based corporation, UniSource will have local control over Citizens' Arizona gas and electric customers. This will lead to local decision-making and local accountability. UniSource has the financial strength and stability to acquire these assets, as evidenced by its 2001 Annual Report and 10K, copies of which are attached as Exhibit F to this Joint Application.(3)

         The acquisition of Citizens' gas and electric utilities will not lead to substantial economies of scale in large part because UniSource contemplates retaining substantially all of Citizens' Arizona gas and electric employees. Thus, economies of scale did not drive its decision to purchase these assets. Rather, the acquisition of the Gas Assets and Electric Assets will allow UniSource to grow its core business within Arizona and should allow UniSource shareholders to receive a reasonable rate of return on a larger base of assets. As part of the approval of the transfer, UniSource asks for approval to recover certain asset acquisition costs related to the Gas Assets and the Electric Assets as an offset to the negative acquisition premium. This request is discussed in more detail in the Direct Testimony of Steven Glaser, filed

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(3) Because of the voluminous nature of the Annual Report and the 10K and because both documents are public and readily available, a copy of the documents is only attached to the original of the Joint Application. Upon request, Joint Applicants will provide a copy to Commission Staff and intervenors.


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concurrently with this Joint Application ("Glaser Direct Testimony").

IV.  THE APPROVAL OF THESE TRANSACTIONS IS IN THE PUBLIC INTEREST

     A.  UNISOURCE IS COMMITTED TO PROVIDING QUALITY ELECTRIC AND GAS SERVICE

         As set forth above, UniSource has extensive expertise in serving energy to Arizona customers. In addition, UniSource is an Arizona corporation headquartered in Arizona, which will provide the benefits of local control. Under the terms of the agreements, UniSource has committed to retaining substantially all of the employees currently employed by Citizens in operating its electric and gas utility businesses in Arizona. The combination of UniSource's expertise and the expertise and know-how of Citizens' current employees in operating the electric and gas utility businesses will facilitate quality service to the gas and electric customers in Citizens' certificated areas.

     B.  UNISOURCE WILL OPERATE THESE UTILITIES AS A SEPARATE SUBSIDIARY

         UniSource will operate the electric and gas utility business as a separate wholly-owned subsidiary or subsidiaries with separate rate structures. In addition, because both of Citizens' systems are subject to two-county financing restrictions, they must be accounted for and regulated separately. Accordingly, these utilities will keep separate books and accounts and will not operate as part of TEP nor impair TEP's operations.

     C. RATES AND TARIFFS WILL REMAIN THE SAME

         Subject to the outcome of Citizens' pending Gas Rate Case and PPFAC Case, which the Joint Applicants request be consolidated with this Joint Application, UniSource will provide gas and electric service to Citizens' current customers under the rates and tariffs existing at the time of the closing of the transactions contemplated in the Electric Agreement and the Gas


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Agreement. This will allow Citizens' gas and electric customers to experience a seamless change in service providers.(4)

V.   FINANCING THE TRANSACTION

         In conjunction with this Joint Application, UniSource and TEP request approval of the financing of the purchase of the Electric Assets and the Gas Assets. Specifically, UniSource is requesting authority to allow one or more new public service corporations which will own and operate the purchased property ("New Utility Companies") to (1) issue or guarantee up to $175 million of debt securities for the purpose of funding a portion of the purchase price and initial working capital requirements of the New Utility Companies; (2) issue or guarantee additional debt securities from time to time under the terms of a new revolving credit agreement that will provide ongoing liquidity support to the New Utility Companies; (3) enter into indentures or security agreements which grant liens on some or all of the properties held by such companies to secure the debt obligations of such companies; and (4) cause the New Utility Companies to issue common stock to UniSource or a new intermediate holding company which would be wholly-owned by UniSource. Additionally, UniSource and TEP are seeking authority to allow TEP to fund up to $50 million of the aggregate purchase price through a loan to UniSource. UniSource will continue to provide more specificity on the financing of this transaction and the structure of the New Utility Companies throughout this proceeding and will notify the Commission of the details of the financing plan as they become available.

         UniSource, on behalf of the New Utility Companies, seeks approval pursuant to A.R.S. ss. 40-301 et seq. and A.R.S. ss. 40-285 for the financing of this transaction and working capital needs of the New Utility Companies. In

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(4) UniSource seeks a modification to the service line and main extension policy reflected in Citizens' current tariffs. The new policy would provide for an economic feasibility assessment when determining under what circumstances to extend a service line or main for any customer. This revision is discussed further in the Glaser Direct Testimony.


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addition, UniSource and TEP seek all necessary approvals pursuant to A.A.C.
14-2-801 et seq.(5) to consummate the financing of this transaction.

     A.  SUMMARY OF FINANCING PLAN

         UniSource intends to establish one or more wholly-owned subsidiaries for the purpose of purchasing and operating the Electric Assets and Gas Assets being acquired from Citizens. See Direct Testimony of Kevin Larson, filed concurrently with this Joint Application. UniSource may decide to form an intermediate holding company ("HoldCo") to finance and hold ownership in two separate operating companies, one containing the acquired Electric Assets ("ElecCo") and the other containing the acquired Gas Assets ("GasCo"). Under this scenario, HoldCo would issue debt securities and receive equity funding from UniSource for the purpose of funding the property purchases and working capital needs of the New Utility Companies. Alternatively, UniSource may establish ElecCo and GasCo as direct subsidiaries of UniSource, or combine the electric and gas properties into a single wholly-owned operating company. Under these scenarios, each operating company would issue its own debt securities and receive equity funding directly from UniSource. Regardless of which structure is ultimately adopted, the debt securities issued to finance the acquisition will be repaid, either directly or indirectly, from the cash flows of the purchased Electric Assets and Gas Assets. UniSource will make a final decision regarding corporate structure after careful analysis of the costs and benefits of each alternative.

         The mix of debt and equity capital used to finance the acquisition will depend on capital market conditions and UniSource's desire to achieve a balanced capital structure for the New Utility Companies. If possible, UniSource would like to capitalize the New Utility Companies at a level consistent with an

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(5) UniSource and TEP note that relevant portions of A.A.C. 14-2-803 and -804 may remain subject to a partial stay as set forth in Decision No. 58063 (November 3, 1992). To the extent those provisions remain subject to the stay, approval under those rules is not required.



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investment grade credit rating. Based on current capital market conditions,
UniSource believes that an equity investment equal to 30-50% of the aggregate purchase price will be required. Assuming the aggregate purchase price and initial working capital needs total $250 million, this target capital structure would require equity funding from UniSource in the range of $75 million-$125 million.

         The ability of UniSource to fund its equity investment with new common stock is largely dependent on its stock price and the financial prospects of the acquired properties. As a result, UniSource requires some flexibility with respect to financing its equity investment in the New Utility Companies. Specifically, it is requested that TEP be authorized to lend money to UniSource for the purpose of funding up to $50 million of the aggregate property purchase price. Any such loan, if executed, would be evidenced by a promissory note bearing a market-based rate of interest and a stated maturity date. Based on current forecasts of TEP cash flows and liquidity, such a loan will not impair TEP's financial condition or credit rating. TEP will continue to meet its stated objective of continuing to improve its equity ratio, including using $30 million-$50 million per year for early debt retirements and lease debt purchases.

         In order to provide an ongoing source of liquidity support for the new companies, UniSource may also seek to establish a revolving credit facility that would be available to the New Utility Companies. The credit facility agreement would be entered into either by HoldCo, the New Utility Companies, or some combination thereof, and would contain terms and conditions comparable to facilities entered into by other utilities. Any borrowings under the credit facility would be evidenced by notes issued by the New Utility Companies. Depending on the cost and availability of credit, borrowings under the facility may be made on either a secured or unsecured basis. UniSource is requesting that the New Utility Companies be permitted to enter into a revolving credit


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agreement and have the authority to issue up to $50 million of notes at any given time pursuant to such agreement.

         Based on the financing plan described above, and an assumed aggregate purchase price and working capital requirement for the New Utility Companies of $250 million, the following table summarizes the initial mix of financing contemplated by UniSource:

                                                        % Total  $ Millions
                                                        -------  ----------

         Debt Issued by New Utility Companies            50-70%  $125-$175

         Balance of UniSource Equity Investment          10-50%   $25-$125

         Loan from TEP to UniSource                       0-20%   $0-$50

     B.  DEBT ISSUANCE BY NEW COMPANIES

         1.  TERMS OF DEBT ISSUANCE

         As described above, UniSource requests authority for the New Utility Companies to issue or guarantee new debt securities ("Debt Securities") in an initial aggregate amount not to exceed $175 million. Authority to issue or guarantee up to $50 million of additional debt securities under the terms of a new revolving credit facility is also requested. Depending on market conditions and applicable credit rating criteria, UniSource may need to issue the Debt Securities on a secured basis in order to complete the financing on reasonable terms. Hence, the arrangements described below provide for issuance on either a secured or unsecured basis by one or more of the New Utility Companies. The following terms and arrangements would apply to the newly issued Debt
Securities:

         (a) Bridge Financing. Depending on market conditions, it may be necessary or desirable for either HoldCo or the New Utility Companies to initially issue or guarantee Debt Securities to fund the purchase price on an interim basis and, following the closing of the purchase, to refinance such


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bridge financing on a more permanent basis. If such bridge financing is utilized, it is anticipated that either HoldCo or the New Utility Companies would enter into a credit agreement with commercial banks or other institutional lenders for this purpose. The aggregate amount of Debt Securities to be issued under the bridge financing would not exceed $250 million.

                (i) Interest. The loans would bear interest at variable rates based on prevailing rates in the market and would contain other terms and conditions similar to credit facilities entered into by other utilities.

                (ii) Maturity Date. The term of the loans would not exceed three years.

                (iii) Security. In the event that security for the loans is necessary or desirable, the New Utility Companies may secure the loans with a mortgage lien on some or all of the electric and gas properties acquired from Citizens and other properties of the New Utility Companies.

         (b) Bond Financing. In order to fund the acquisition, or to refinance any bridge financing described above, the New Utility Companies may issue or guarantee long-term Debt Securities in the capital markets ("Bonds"). The aggregate principal amount of Bonds issued to fund the acquisition or refinance a bridge facility would not exceed $175 million.

                (i) Interest. Each series of Bonds will bear a fixed interest rate based on prevailing rates in the market at the time of pricing, and will include other terms and conditions similar to bonds issued by other gas and electric utilities.

                (ii) Maturity Date. The Bonds will have a term of not more than thirty years.

                (iii) Security. In the event that security for the Bonds is necessary or desirable, the New Companies may secure the bonds with a mortgage lien on some or all of the electric and gas properties acquired from Citizens and other properties of the New Utility Companies. Should the Bonds be issued by


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an intermediate holding company on a secured basis, the Bonds may be issued as collateral trust bonds secured by mortgage bonds to be issued by either or both of the New Utility Companies. The New Utility Company mortgage bonds would have the same stated rate of interest and maturity date as the HoldCo bonds, and would be held in trust as collateral for the HoldCo bonds. If the Bonds are issued on an unsecured basis, covenants may be required that would restrict or prohibit the issuance of secured debt so long as any unsecured bonds remain outstanding.

         (c) Revolving Credit Financing. For the purpose of obtaining short-term liquidity support, the New Utility Companies may enter into a revolving credit agreement with commercial banks and other institutional lenders. Under such agreement, or one entered into by HoldCo on behalf of the operating companies, the New Utility Companies may issue up to $50 million of Debt Securities at any given time as evidence of loans received under the agreement.

                (i) Interest. The loans would bear interest at variable rates based on prevailing rates in the market and would contain other terms and conditions similar to credit facilities entered into by other utilities.

                (ii) Maturity Date. The term of the loans would not exceed five years.

                (iii) Security. In the event that security for the loans is necessary or desirable, the New Utility Companies may secure the loans with a mortgage lien on some or all of the electric and gas properties acquired from Citizens and other properties of the New Utility Companies.

         2.  FINANCIAL IMPACTS OF DEBT ISSUANCE

         The issuance of Debt Securities will affect the cost of capital and required rate of return for the New Utility Companies. The estimated cost of debt for use in the Gas Rate Case for Citizens' Arizona Gas Division is presented in the Direct Testimony of Kevin Larson. Since debt capital is


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generally less expensive than equity capital, the issuance of Debt Securities within a properly balanced capital structure should serve to lower the overall cost of capital and required rate of return. Since the Debt Securities will not be guaranteed by either UniSource or TEP, the issuance of debt by the New Utility Companies should not affect the financial standing or creditworthiness of TEP.

         3.  STATUTORY FINDINGS

         UniSource submits that based on the information set forth above, the proposed debt issuances are for a lawful purpose within the corporate powers of the New Utility Companies and are compatible with the public interest, with sound financial practices, and with the proper performance by the New Utility Companies of service as a public service corporation and will not impair the New Utility Companies' ability to perform that service. UniSource also submits that the authorizations contemplated under this section of the Joint Application are reasonably necessary and appropriate for such purposes and that such purposes, except as specifically set forth in this Joint Application, are not, wholly or in part, reasonably chargeable to operative expenses or to income of the New Utility Companies. Pursuant to A.R.S. ss.ss. 40-301 et seq., UniSource requests that tHe Commission issue an order authorizing the debt issuances. To the extent that the purposes set forth herein are considered reasonably chargeable to operative expenses or to income, UniSource requests that the order of the Commission authorize such charges.

         4.  NOTICE OF THE FINANCING

         UniSource will provide notice of the financing as required by the Commission and will submit proof of such notice to the Commission.

     C.  TEP LOAN TO UNISOURCE

         1. TERMS OF LOAN TO UNISOURCE

         TEP requests authority to lend money to UniSource in an amount not to exceed $50 million. The purpose of the loan would be to fund a portion of



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the purchase price and working capital requirements of the New Utility
Companies. Any such loan, if executed, would be evidenced by a promissory note ("Note") created with the following terms and arrangements:

         (a) Interest. The Note will bear a variable interest rate based on the cost of borrowing under TEP's current revolving credit facility or any subsequent credit facility. This rate is currently equal to LIBOR plus four percent. Although TEP does not anticipate borrowing on this facility to fund the loan to UniSource, it does represent the opportunity cost to TEP should it need to borrow funds. Interest will be due and payable annually.

         (b) Maturity Date. The Note will have a term of not more than ten years.

         2.  AAC R14-2-804 APPROVAL

         As stated above, the cost of borrowing under TEP's loan to UniSource will equal the cost of borrowing under TEP's credit facility. This loan will not impair TEP's financial status nor will it impair TEP's ability to attract capital at fair and reasonable terms. As set forth in the most recent annual report filed with the Commission, TEP's financial condition is stable and improving. In recent years, TEP's operating cash flows have been sufficient to fund all capital spending needs as well as substantial debt retirements and lease debt purchases. TEP submits that the loan to UniSource will not impair TEP's ability to provide safe, reasonable, and adequate service. The amount of the loan will not exceed $50 million and, based on current forecasts of TEP cash flows and liquidity, the loan will not impair TEP's stated objective of continuing to improve its equity ratio, including using $30-50 million per year for early debt retirements and lease debt purchases.

     D.  UNISOURCE EQUITY INVESTMENT

         UniSource would like to capitalize the New Companies at a level consistent with an investment grade credit rating. Based on current capital market conditions, UniSource believes that an equity investment equal to 30-50%


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of the aggregate purchase price will be required. Assuming the aggregate purchase price and initial working capital needs total $250 million, this target capital structure would require equity funding from UniSource in the range of $75 million-$125 million. As described above, up to $50 million of this equity investment may be financed through a TEP loan to UniSource. The balance of the equity investment would come from general corporate funds available to UniSource, including the proceeds of any new issuance of common stock by UniSource. Upon receipt of this equity investment, the New Utility Companies would issue common stock to UniSource or HoldCo to evidence their ownership interest. Subsequent to this initial equity investment, UniSource or HoldCo may make additional equity capital investments in the New Utility Companies in order to provide liquidity support and to maintain a reasonably balanced capital structure. To the extent required pursuant to AAC R14-2-803, UniSource, through this Joint Application, provides notice of its intent to invest in the New Companies as described above.

     E.  WAIVER OF PRIOR DECISION REGARDING NEW SHARE ISSUANCE

         Under Decision No. 60480, as amended by the settlement adopted in Decision No. 62103, UniSource is required to invest at least 30% of the proceeds of a public stock issuance in TEP. Through this Joint Application, UniSource and TEP request a waiver of this requirement for the purpose of financing the acquisition of Citizens' gas and electric properties as described above. UniSource intends to invest essentially all of the proceeds received from a new share issuance in the New Utility Companies. Given the purpose of the share issuance contemplated in this Joint Application, the waiver requested is both reasonable and necessary and is in the public interest.

     F.  RELEVANT DOCUMENTS

         Copies of the operative documents relating to the issuance of debt by the New Companies, including the form of any security agreements or indebtedness related thereto will be filed with Staff as soon as they are


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available and subject to an appropriate Protective Agreement. A copy of any promissory note between UniSource and TEP will likewise be filed with the Commission Staff shortly after execution.

VI.  TREATMENT OF PENDING MATTERS

     A.  PENDING GAS RATE CASE

         Citizens currently has a Gas Rate Case pending before the Commission in Docket No. G-01032A-02-0598. Joint Applicants request that the Commission consolidate the Gas Rate Case with this Joint Application. Given the significance of the interplay between the Gas Rate Case and the overall approval of the purchase by UniSource of Citizens' gas and electric assets, a procedural conference is set for January 15, 2003, so that the parties may reschedule the pending deadlines relating to the Gas Rate Case. As set forth below, Joint Applicants also request a procedural conference be set on January 15, 2003, to discuss the scheduling for this Joint Application.

         Citizens has requested a gas rate increase of 28.93%. As part of the approval of this Joint Application, UniSource intends to seek a reduced gas rate increase of 23%. As noted above, UniSource also seeks a tariff modification to the service line and main extension agreement. The basis for these requests is set forth in the Glaser Direct Testimony.

     B.  PENDING PURCHASE POWER AND FUEL ADJUSTMENT CLAUSE CASE

         Citizens also has a PPFAC Case pending before the Commission in Docket No. E-01032C-00-0751. As further set forth in the Glaser Direct Testimony and the Direct Testimony of James S. Pignatelli ("Pignatelli Direct Testimony"), filed concurrently with this Joint Application, UniSource is willing to forego the PPFAC balance at the time of closing, which, as of September 2002, is $117 million and growing, if, on a going-forward basis, the PPFAC base rate included in rates is set to account for the cost of power under the new Pinnacle West


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agreement. UniSource anticipates trying to renegotiate the Pinnacle West agreement. If these renegotiations are successful, UniSource will share 50% of any savings with its customers. C. CONSOLIDATION OF GAS RATE CASE AND PPFAC CASE

         Pursuant to AAC R14-3-109(H), Joint Applicants request the consolidation of this matter with the Gas Rate Case and its PPFAC Case. Many of the issues addressed in this Joint Application, the Gas Rate Case, and the PPFAC Case will be related and the outcome of each proceeding will impact the others. In addition, Joint Applicants submit that the rights of the parties to the pending Gas Rate Case and the PPFAC Case will not be prejudiced by consolidation.

     D.  NOTICE OF APPEARANCE

         Through this Joint Application, Thomas H. Campbell and Michael T. Hallam of Lewis and Roca, LLP give notice of appearance in the Gas Rate Case and the PPFAC Case as counsel for Joint Applicants. Copies of all pleadings and notices in the Gas Rate Case and the PPFAC Case should be sent to the following address.

                                Thomas H. Campbell
                                Michael T. Hallam
                                Lewis and Roca, LLP
                                40 North Central Avenue
                                Phoenix, AZ 85004

VII. CONCLUSION

         For the reasons set forth above, Joint Applicants request all necessary approvals for the transactions set forth in this Joint Application, including:

         o necessary approvals pursuant to A.R.S.ss.40-285 for Citizens to transfer the Gas Assets and Electric Assets, including the Certificates, to UniSource and for the New Utility Companies to


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              encumber the Gas Assets and Electric Assets for financing
              purposes;

         o necessary approvals pursuant to A.R.S.ss.ss.40-301 et seq. for the financing of the transaction, including bridge financing, bond financing, and revolving credit financing by the New Utility Companies and the issuance of stock by the New Utility Companies;

         o necessary approvals pursuant to A.A.C. R14-2-804 for the loan from TEP to UniSource.

         o necessary approvals under A.A.C. R14-2-803 for the capitalization of the New Utility Companies;

         o waiver of Decision No. 60480, as amended by Decision No. 62103, relating UniSource's public stock issuance;

         o approval of a gas rate increase of 23% and a tariff modification relating to the service line and main extension policy;

         o    approval of a PPFAC base rate of $0.07019 per kWh;

         o approval to recover certain asset acquisition costs as an offset to the negative acquisition premium; and

          o all other approvals necessary to consummate the transactions contemplated in this Joint Application.

         In addition, Joint Applications request that a Procedural Conference be set on January 15, 2003, in conjunction with the procedural conferences in the Gas Rate Case and the PPFAC Case.


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                DATED this 18th day of December, 2002.

                                        LEWIS AND ROCA LLP



                                        By /s/Michael T. Hallam
                                              -----------------------
                                              Thomas H. Campbell
                                              Michael T. Hallam
                                              40 N. Central Avenue
                                              Phoenix, Arizona 85004

                                        Attorneys for Joint Applicants

ORIGINAL AND ten (13) copies of the
foregoing hand-delivered this 18th
day of December, 2002, to:

Arizona Corporation Commission
Utilities Division - Docket C+ontrol
1200 W. Washington Street
Phoenix, Arizona  85007

COPY of the foregoing hand-delivered
this 18th day of December, 2002, to:

Chairman William A. Mundell
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Commissioner Jim Irvin
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Commissioner Marc Spitzer
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Ernest Johnson, Director
Utilities Division
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007



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Lyn Farmer, Chief Administrative Law Judge
Hearing Division
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Christopher Kempley, Chief Counsel
Legal Division
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Dwight D. Nodes
Assistant Chief Administrative Law Judge
Arizona Corporation Commission
1200 W. Washington Street
Phoenix, Arizona  85007

Scott Wakefield
Daniel W. Pozefsky
RUCO
Suite 1200
2828 N. Central Avenue
Phoenix, Arizona  85004

COPY of the foregoing sent by mail
This 18th day of December, 2002, to:

Walter Meek, Esq.
Arizona Utility Investors Association
Suite 210
2100 N. Central Avenue
Phoenix, Arizona  85004

Christine Nelson
John White
Deputy County Attorney
P.O. Box 7000
Kingman, Arizona  86402-7000

Thomas Mumaw, Esq.
Pinnacle West Capital Corporation
400 N. Fifth Street
Phoenix, Arizona  85072-3999



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Susan Mikes Doherty
John D. Draghi
Huber Lawrence & Abell
605 3rd Avenue
New York, New York  10158

Marshall Magruder
P.O. Box 1267
Tubac, Arizona  85646

Robert J. Metli
Cheifetz & Iannitelli, P.C.
3238 N. 16th Street
Phoenix, Arizona 85016

Raymond S. Heyman
Roshka Heyman & DeWulf
400 E. Van Buren Street
Suite 800
Phoenix, Arizona  85004

Jose L. Machado
City Attorney, City of Nogales
777 N. Grand Avenue
Nogales, Arizona 85621

Holly J. Hawn
Martha S. Chase
Santa Cruz County Attorney
2150 N. Congress Drive
Suite 201
Nogales, Arizona  85621

Vincent Nitido
Tucson Electric Power
One S. Church Avenue
Suite 1820
Tucson, Arizona  85701

Deborah Scott
Associate General Counsel
Citizens Communications Company
2901 N. Central Avenue
Suite 1660
Phoenix, Arizona  85012-2736